Exhibit 10.29
InvestorIdeas.com
Maintain and update your company section to be current on the portal pages, with all news releases to be posted the day of your release.
In addition, Investor Ideas features a section on our site where interested investors are able to request additional information regarding your company; these investors are automatically added to ongoing distribution.
News Release Distribution: The Investor Ideas Newswire —
Investor Ideas Newswire is fast becoming a valuable news source for investors and industry leaders. Readers can subscribe to the feed, and investment and news sites can add the RSS feed for free.
Investor ideas Newswire is indexed by Google News, My Yahoo! and other leading news sources.
Examples of additional Investor Ideas Newswire Distribution:
ABC News 7 —
About.com —
Boston Herald —
Daily Herald —
Denver Post —
Salt Lake Tribune —
Street IQ.com —
Finance-Investing.com —
Kiplinger.com —
CNET News.com —
PaidContent.org —
Syndic8.com
We also distribute your company news to our current and growing database of media, industry, shareholders, analysts, fund mangers, investors and brokers specifically related to your sector.
Portal News — Initiate coverage on your sector portal with an introductory portal news release announcing your company as a new “featured company” via a major wire service as well as to our data base and online distribution partners.
Additionally we will feature your company in portal news related to your sector, and include the company in all relevant general news, promotions and interviews when possible. A company’s visibility expands significantly through inclusion in the professional portal releases with well-known industry experts or larger companies in the sector. We receive full permission and ‘sign off’ by all participants; therefore news is picked up under the stock symbols of all participating companies.

www.investorideas.com
ECON is a member of IABC — the International Association of Business Communicators (IABC). IABC is the premier international knowledge network for professionals engaged in strategic business communication management.
http://www.iabc.com
and related industry specific sub portals(s) to render services with respect to the following, including but not limited to:
Corporate Showcase:
Develop corporate pages on our site to include your news, management profit, corporate profile, regulatory links and other pertinent corporate information including audio and video and Flash Media Corporate Presentations on the home page of the InvestorIdea.comTM Hub and your sector(s) portal home page as well as the stock directory page for your sector(s). Our newest feature for listed sponsor companies: we will also create an audio intro button on our home page (InvestorIdeas.comTM) for investors to hear a short summary description of what you do to incite them to read and learn more about you. The Flash Media Corporate Presentations will showcase your company in audio and a flash Power Point Presentation that will allow investors to learn about your company in an easy to follow media format.

Online Investor Conferences: Inclusion of your company in all online investor forums relevant to your industry — First conference free, thereafter at a discounted rate (non featured company’s $1000 value) Visit http://www.investorideas.com/forums/ for a list of upcoming and archived conferences for examples.
Audio and Podcast: Investor Ideas writers and staff will conduct audio interviews with your company’s management and profile the audio Interview online and in company portal news releases. Investorideaa.com Podcasts now available on iTunes and other Podcast directories.
Newsletter: InvestorIdeas.comTM monthly newsletter consists of company news, industry updates, investment research and developing trends. Your company news will be included in the newsletter that is opt-in subscriber based only, sent to approximately 9000 subscribers (and growing daily) http://www.investorideas.com/Resources/Newsletter.asp
Terms
The Consultant hereby accepts such retention on the terms and conditions herein set forth and agree to use its best efforts to perform these services at the request of the Company.
Consultant recognizes and confirms that some of the information to be provided by the Company is non-public, confidential or proprietary in nature, Consultant hereby agrees that such information will be kept confidential and will not, without the prior consent of the Company, be disclosed by them, their agents or employees, except as otherwise required by law.
Before release of any information by the Consultant referring to the Company or which uses the Company’s name in a manner that may result in public dissemination thereof, Consultant shall furnish copies of all documents (including any digital or “streaming” transmissions) presentations, or prepared oral statements to the Company.
The consultant and the company may agree to enter into a separate finders/consultant agreement for introductions and leads resulting in investment, funding, acquisitions or strategic business relationships, not included within the terms of this agreement at an appropriate time.
Term
The term of this Agreement shall commence on December 17 for one (1) year with an option to renew. Both parties have the right to terminate this agreement based on 30 days written notice following the minimum program of 4 months service.
Compensation
In full consideration and compensation for the consulting services to be rendered to the Company by the Consultant, the Consultant shall be remunerated as follows:

1. The Company shall pay ECON, a fee of $5000 per month for the services rendered by ECON on the Company’s behalf. First month and last month (band on 30 days notice) are due upon signing of agreement.
2. In addition to the fees set out above, the Company shall forthwith request the Client to grant shares, options or warrants to the Consultant, under the following terms and conditions: 100,000 options annually at market price to be exercisable quarterly.
Such shares will be registered for free trading SEC exemptions in any/all registration (piggy back rights) documents filed by the Company during the life of the contract.
II. Consultant agrees to disclose its compensation in disclaimer as required by U.S., Canadian, and “Blue Sky” Securities Laws or as mandated by any forum in which the Company’s securities are traded.
3. In the event, 3rd Party Collection becomes necessary, the signee is responsible for all reasonable attorney and collection fees, up to and including litigation.
EXPENSES
The Company agrees to pay their percentage fees (pro rata) for portal news releases distributed issued independently or in conjunction with up to 4 other public companies and stock symbols. Portal news is sent to the newswires, including Market Wire and other comparable wires. The average wire cost is $200-$300 per release (total cost). The first portal release, introducing you company as a featured company on our portal, is no charge.
COMPANY’S OBLIGATIONS
The Company shall make best efforts to comply with all disclosure and regulatory policies.
The Company shall make available to the Consultant all information concerning the business, assets, operations and financial condition of the Company, which the Consultant reasonably requests in connection with the performance of its obligations.
The Consultant may rely on the accuracy of all such information without independent verification.
The Company shall provide the personnel and materials necessary to prepare and send information to investors and brokers as required by the Consultant.
CONSULTANT’S OBLIGATIONS
The Consultant warrants that it has all the applicable licenses and qualifications to do business in the United Slates and Canada. The Consultant agrees to comply with all laws and regulations of the United States of America and of the specific states and Canada and provinces regarding all of its activities in representing the Company, including but not limited to, general pubic relations activities, advertising, and communications with stockholders, investors and consumers. The Consultant agrees to comply with all disclosure laws, regulations and opinions enforced by the Securities and Exchange Commission, any other applicable Federal, state, or provincial agency, self-regulatory organization, or any forum in which the Company’s securities are traded. ECON compiles with all disclosure laws on its disclaimer at http://www.investorideas.com/About/Disclaimer.asp
CONFIDENTIALITY
The Consultant hereby agrees to maintain in the strictest confidence all such information provided to it by the Company, provided that the Company, as confidential information, first identifies such information. ECON agrees to sign a separate confidentiality agreement at the Company’s request.
INDEMNIFICATION
The Company shall indemnify and hold harmless the Consultant against any and all loss, liability, damage, cost or expense arising out of any claim or lawsuit, actual or threatened, which to Consultant may suffer, sustain or become subject to, as a result of, or in connection with, the performance of their obligations under this Agreement, except for any loss, liability or expense which is suffered as the result of, or in connection with, the Consultant’s willful misconduct, or reckless or grossly negligent conduct, provided that the Consultant shall give prompt written notice to, and shall cooperate with and render assistance to, the Company regarding any such claim or lawsuit, and provided further the Company shall have the option to undertake and conduct the defense of any such claim or law suit.
Consultant agrees to indemnify and hold harmless the Company from any and all loss, liability, damages, cost or expense arising out of any claim or lawsuit, actual or threatened, which the Company may suffer, Sustain or become subject to, as a result of or in connection with Consultant’s willful misconduct, reckless or grossly negligent conduct.
The Company shall make best efforts to comply with all SEC disclosure and regulatory policies.
The Company agrees in the event of their contracting additional third party IR firm campaigns, not related to ECON, to not use ECON’s contact info (email or phone #) or ECON URL’s in any form of spam or illegal redistribution by the retained IR firm. Any direct violation will result in the company and the said IR firm responsible for any damages to ECON.
ASSIGNMENT
No interest of any party under this Agreement may be assigned or otherwise transferred except with the written consent of the other party.
ARBITRATION
Any controversy arising out of, connected to, or relating to any matters herein of the transactions with Consultant and Company (including officers, directors, affiliates, agents, promoters, advisers) on behalf of the undersigned, or this Agreement, or the breach thereof, including, but not limited to any claims of violations of Federal and/or State Securities Acts, Canadian or other foreign jurisdiction securities laws, Banking Statutes, Consumer Protection Statutes, Environmental Statutes, Federal and/or State anti Racketeering (e.g. RICO) claims as well as any common law claims and any State Law claims of fraud, negligence, negligent misrepresentations, and/or conversion shall be settled by arbitration; and in accordance with this paragraph and judgment on the arbitrator’s award may be entered in any court having jurisdiction thereof in accordance with the provisions of the State of Incorporation Law.
Please indicate acceptance of these terms by signing below where indicated and returning a copy to our office via fax: 866 735 3518.

ECON CORPORATE SERVICES	Clear Skies Group, Inc.

/s/ Dawn Van Zant	/s/ Ezra Green

Ms. Dawn Van Zant	Mr. Ezra Green

Date:	Date: